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                                                                      EXHIBIT 99

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For:   MELAMINE CHEMICALS, INC.                    Contact:     RON COMO & ASSOCIATES, INC.
       P.O. Box 748                                             74 Trinity Place
       Donaldsonville, LA  70346                                New York, NY  10006
       Fred Huber, President & CEO                              Telephone:  (212) 227-3010
       Wayne D. DeLeo, Vice President & CFO
       Telephone:  (504) 473-3121                               July 18, 1997
                                                                Immediate Release
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               MELAMINE CHEMICALS, INC. REPORTS YEAR END EARNINGS

DONALDSONVILLE, LOUISIANA, JULY 18, 1997--Melamine Chemicals, Inc. (NASDAQ-
MTWO) reported fourth quarter earnings of $11.4 million and twelve month earnings of $14.7 million. These are equivalent to $2.04 and $2.63 per share, respectively. For the same periods in the prior year, earnings for the quarter were $46,000 (1 c.) and $2.7 million (50 c.) for the twelve months.

         The results for both the quarter and the full year were greatly impacted by the gain after tax of $10.7 million ($1.90 per share) recognized from the technology sale to DSM which closed in April. The early exchanges of technical information under the agreement appear to offer considerable benefit to both companies which hopefully will continue throughout the next fiscal year and beyond.

         The operational results for fiscal year 1997 included new records in revenues, pounds produced and pounds sold despite a scheduled plant maintenance shutdown in April and a second, unplanned outage in late June. With inventories already at a very low level, numerous scheduled shipments had to be delayed beyond fiscal year-end.

         Fred Huber, president and chief executive officer, said, "Worldwide demand remains very strong and with no new capacity expansion expected for many months things are expected to remain very tight for some time. We continue to evaluate capacity increases ourselves, which we hope will help us and our customers but will have little negative impact on the overall market. Raw material prices which began fiscal 1997 at very high levels have declined for three successive quarters so we look to the new year with optimism and the old year with satisfaction."

         Melamine Chemicals, Inc. is engaged in the production and marketing of melamine. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.

                         COMPARATIVE OPERATING RESULTS
             (Thousands of dollars except share and per share data)

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
                                             Quarter Ended               Twelve Months Ended
                                               June 30,                       June 30,
                                        -----------------------        ----------------------
                                          1997            1996          1997            1996
                                        ---------      --------        ------          ------
Net Sales                              $   15,071        17,537        59,978          55,619
Net Earnings                           $   11,451            46        14,742           2,730
Earnings Per Share                     $     2.04           .01          2.63             .50
Average Shares Outstanding              5,524,400     5,455,300     5,472,658       5,453,633
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